Exhibit 99.1

July 17, 2007
FOR IMMEDIATE RELEASE
Contact: Ms Miki Ito or Mr Falco-Ramin Javazi
TrainTracks Inc.
Phone: +81 (0)3 5738 4177 Fax: +81 (0)3 5738 4178
Email: javazi@traintracks.jp

JUPITER TELECOMMUNICATIONS ANNOUNCES

JUNE 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of June 30, 2007 served by J:COM’s 23 managed franchises reached 2.69 million, up 476,800, or 21.5% since June 30, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.69 million, up 819,300 or 21.2 % since June 30, 2006. The bundle ratio (average number of services received per subscribing household) is 1.74 as of June 30, 2007 compared to 1.75 as of June 30, 2006, including Cable West Inc.(1) The ratio excluding Cable West Inc. increased to 1.79 as of June 30, 2007 from 1.75 since June 30, 2006. Also the cable television digital migration rate as of June 30, 2007 increased to 59% from 43% as of June 30, 2006. Details are provided in the table below:

(1)             Since December 2006, J:COM subscriber figure announcements include Cable West Inc. systems subscribers. Cable West Inc. six subsidiary systems are moved two systems at a time onto the J:COM subscriber management system in March, June and September 2007. The newly integrated two systems in the June announcement are calculated at 1,700 RGUs less compared to the previous method.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of June 30, 2007	2,224,000	1,199,100	1,269,100	4,692,200	2,693,400
	Digital: 1,308,800
As of June 30, 2006	1,846,000	969,300	1,057,600	3,872,900	2,216,600

Net year-over-year increase	378,000	229,800	211,500	819,300	476,800
Net increase as percentage	20.5%	23.7%	20.0%	21.2%	21.5%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 22 franchises; 40 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of June 30, 2007	2,137,600	1,157,200	1,213,100	4,507,900	2,582,100
	Digital: 1,264,100
As of June 30, 2006	1,734,000	920,000	993,700	3,647,700	2,081,200

Net year-over-year increase	403,600	237,200	219,400	860,200	500,900
Net increase as percentage	23.3%	25.8%	22.1%	23.6%	24.1%

About J:COM
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.69 million subscribing households (as of June 30, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 managed franchises (as of June 30, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.85 million (of which Cable West group has approximately 1.4 million as of June 30, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.